Exhibit 8

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the ILOG subsidiaries along with their jurisdiction of incorporation and the name under which they do business:

ILOG, Inc., Mountain View, California

ILOG (s) Pte Ltd., Singapore

ILOG GmbH, Bad Homburg, Germany

ILOG Ltd., Tokyo, Japan

ILOG SA, Madrid, Spain

ILOG Ltd., London, England